Exhibit 99.1

July 31, 2013

ManTech Announces Financial Results for

Second Quarter of 2013

•	Revenue: $605.1 million

•	Operating Income: $38.7 million

•	Diluted EPS: $0.58

•	Cash Flow from Operations: $32 million

•	Dividends: $0.21 per share authorized for September

FAIRFAX, Va.–(GLOBENEWSWIRE)– ManTech International Corporation (NASDAQ:MANT) (www.mantech.com), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the second quarter of fiscal year 2013, which ended June 30, 2013.

“Our cyber, intelligence and other critical technology businesses are thriving, and our control of indirect costs is driving competitiveness and profitability,” said ManTech Chairman and Chief Executive Officer George J. Pedersen. “ManTech is managing the business well through this difficult current environment. Even as we address a reduction in requirements for warfighter support in Afghanistan, our reputation and contract portfolio in critical areas, such as cyber, intelligence, information technology and health care, and our strong balance sheet position us for future growth. We currently have operations in 18 countries around the world that enable ManTech to respond to customer requirements quickly and efficiently.”

Summary Operating Results

Revenues for the quarter were $605.1 million, compared to $638.9 million in the second quarter of fiscal year 2012. Total revenues supporting missions other than Overseas Contingency Operations (OCO) in Afghanistan increased year-over-year, especially in strategic investment areas indicated. Revenues supporting OCO declined $41 million compared to the second quarter of 2012, as the result of the completion of a mobile communications contract and fewer other direct costs (ODCs) on the S-3 contract with the U.S. Army Communications and Electronics Command (CECOM).

Operating income was $38.7 million for the quarter. Operating margin of 6.4 percent, up 80 basis points from last quarter, reflected a higher mix of direct labor, excellent award fees stemming from strong program execution and indirect cost management. Net income was $21.6 million for the quarter, which resulted in diluted earnings per share of $0.58.

Cash Management and Capital Deployment

Cash flow from operations for the quarter was $32 million or 1.5 times net income. Days sales outstanding (DSO) were 76 days, consistent with the first quarter of 2013. During the quarter, the company paid $7.8 million, or $0.21 per share, to its common stockholders of record as of June 7, 2013. As of June 30, 2013, the company had $194 million in cash and cash equivalents, up from $172 million at the end of the first quarter. The company has $200 million in debt with no borrowings on its $500 million revolving-credit facility.

The Board of Directors has declared that the company will pay a cash dividend of $0.21 per share on September 20, 2013 to all common stockholders of record as of September 6, 2013 as part of its regular quarterly cash dividend program. Future declarations of dividends and their record and payment dates are subject to the final determination of ManTech’s Board of Directors.

Contract Awards

Contract awards (bookings) totaled $368 million in the quarter, representing a book-to-bill ratio of 0.6. The majority of the awards consist of classified programs for intelligence customers, most of which were for new work for ManTech. The company’s backlog of business at the end of quarter was $5.3 billion, of which $1.2 billion was funded.

Forward Guidance

The company is updating its expected financial performance for 2013 based on first half results and a revised forward outlook. The company now expects to achieve revenue, net income and diluted earnings per share as specified in the table below.

Measure	Fiscal 2013 Guidance
Revenue (million)	$2,400
Net Income (million)	$81.0
Diluted Earnings Per Share	$2.18

ManTech Chief Financial Officer Kevin M. Phillips said, “Based on requirements levied on us, we have begun to draw down our staff supporting Mine Resistant Ambush Protected (MRAP) vehicles in Afghanistan. In anticipation of an eventual drawdown, we proactively managed our indirect structure, and our general and administrative expense is at its lowest level in three years. The drop in OCO support has masked the vibrancy of the remainder of our business. Taken together, our cyber and intelligence businesses will grow in excess of 15 percent organically this year and generate more revenue and more than double the earnings of our OCO business. As OCO requirements diminish, the remaining businesses within ManTech will drive growth in revenue, earnings and cash flow.”

Conference Call

ManTech executive management will hold a conference call on July 31, 2013, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts may participate on the conference call by dialing 877-638-9567 (domestic) or 253-237-1032 (international) and entering passcode 96001500. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com). A replay of the conference call will be available on the ManTech website approximately two hours after the conclusion of the conference call.

About ManTech International Corporation

ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; the Departments of Defense, State, Homeland Security, Energy and Justice, including the Federal Bureau of Investigation (FBI); the health and space communities; and other U.S. federal government customers. We provide support to critical national security programs for approximately 50 federal agencies through approximately 1,000 current contracts. ManTech’s expertise includes command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR) solutions and services; cyber security; global logistics support; information technology (IT) modernization and sustainment; intelligence/counter-intelligence solutions and support; systems engineering; test and evaluation; environmental, range and sustainability services; and healthcare analytics and IT. ManTech supports major national missions, such as military readiness and wellness, terrorist threat detection, information security and border protection. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” or “estimate,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: adverse changes or delays in U.S. government spending for programs we support due to cost cutting and efficiency initiatives, changing mission priorities (including the withdrawal from Afghanistan) and other efforts to reduce federal government spending generally; uncertainty regarding the timing and nature of government action to complete the budget process and otherwise address budgetary constraints, sequestration, or other factors; failure to compete effectively for new contract awards or to retain existing U.S.

government contracts; failure to obtain option awards, task orders or funding under contracts; delays in the competitive bidding process caused by competitors’ protests of contract awards received by us or other factors; failure to realize the full amount of our backlog or adverse changes in the timing of receipt of revenues under contracts included in backlog; renegotiation, modification or termination of our contracts, or failure to perform in conformity with contract terms or our expectations; adverse changes in our mix of contract types; disruption of our business or damage to our reputation resulting from security breaches in customer systems, internal systems or service failures (including as a result of cyber or other security threats) or employee or subcontractor misconduct; adverse changes in business conditions that may cause our investments in recorded goodwill to become impaired; failure to maintain strong relationships with other contractors; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to successfully identify and execute future acquisitions; non-compliance with, or adverse changes in, complex U.S. government procurement laws, regulations or processes; adverse results of U.S. government audits or other investigations of our government contracts; and adverse changes in our financing arrangements, such as increases in interest rates and restrictions imposed by our outstanding indebtedness, including the ability to meet financial covenants, or inability to obtain new or additional financing. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in ManTech’s Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 22, 2013, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands Except Share Amounts)

	(unaudited)
	June 30,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$193,578	$134,896
Receivables—net	512,010	548,309
Prepaid expenses and other	15,438	27,185
Contractual inventory	—	34,762

Total Current Assets	721,026	745,152

Goodwill	871,019	861,912
Other intangibles—net	160,672	167,910
Property and equipment—net	27,882	28,588
Employee supplemental savings plan assets	28,514	27,352
Other assets	10,186	10,995

TOTAL ASSETS	$1,819,299	$1,841,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$238,195	$315,582
Accrued salaries and related expenses	65,433	52,364
Billings in excess of revenue earned	13,024	15,031
Deferred income taxes—current	1,229	4,266

Total Current Liabilities	317,881	387,243

Long-term debt	200,000	200,000
Deferred income taxes—non-current	66,593	50,645
Accrued retirement	29,484	29,390
Other long-term liabilities	11,183	9,403

TOTAL LIABILITIES	625,141	676,681

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 24,205,326 and 24,093,832 shares issued at June 30, 2013 and December 31, 2012; 23,961,213 and 23,849,719 shares outstanding at June 30, 2013 and December 31, 2012	242	241
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,192,845 and 13,192,845 shares issued and outstanding at June 30, 2013 and December 31, 2012	132	132
Additional paid-in capital	421,555	417,917
Treasury stock, 244,113 and 244,113 shares at cost at June 30, 2013 and December 31, 2012	(9,158)	(9,158)
Retained earnings	782,387	756,241
Accumulated other comprehensive income (loss)	(149)	(145)
Unearned employee stock ownership plan shares	(851)	—

TOTAL STOCKHOLDERS’ EQUITY	1,194,158	1,165,228

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,819,299	$1,841,909

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

	(unaudited)		(unaudited)
	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
REVENUES	$605,129	$638,937	$1,251,137	$1,315,446
Cost of services	523,039	544,110	1,085,336	1,126,977
General and administrative expenses	43,419	49,947	90,759	97,894

OPERATING INCOME	38,671	44,880	75,042	90,575
Interest expense	(4,062)	(4,009)	(8,113)	(8,157)
Interest income	113	67	226	139
Other income (expense), net	(90)	(103)	(44)	(88)

INCOME FROM OPERATIONS BEFORE INCOME TAXES	34,632	40,835	67,111	82,469
Provision for income taxes	(13,081)	(16,090)	(25,380)	(32,082)

NET INCOME	$21,551	$24,745	$41,731	$50,387

BASIC EARNINGS PER SHARE:
Class A basic earnings per share	$0.58	$0.67	$1.13	$1.37

Weighted average common shares outstanding	23,910	23,697	23,871	23,670

Class B basic earnings per share	$0.58	$0.67	$1.13	$1.37

Weighted average common shares outstanding	13,193	13,193	13,193	13,193

DILUTED EARNINGS PER SHARE:
Class A diluted earnings per share	$0.58	$0.67	$1.12	$1.36

Weighted average common shares outstanding	23,940	23,736	23,908	23,726

Class B diluted earnings per share	$0.58	$0.67	$1.12	$1.36

Weighted average common shares outstanding	13,193	13,193	13,193	13,193

MANTECH INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	(unaudited)
	Six months ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$41,731	$50,387
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,332	37,296
Deferred income taxes	11,647	3,626
Stock-based compensation	2,778	4,431
Gain on sale of property and equipment	(400)	—
Excess tax benefits from the exercise of stock options	(46)	(43)
Change in assets and liabilities—net of effects from acquired businesses:
Receivables-net	37,705	26,095
Contractual inventory	34,762	—
Prepaid expenses and other	11,625	8,320
Accounts payable and accrued expenses	(77,730)	(16,064)
Accrued salaries and related expenses	12,493	(3,053)
Billings in excess of revenue earned	(2,007)	(22,036)
Accrued retirement	94	(232)
Other	1,154	2,120

Net cash flow from operating activities	89,138	90,847

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses-net of cash acquired	(11,382)	(62,188)
Purchases of property and equipment	(3,762)	(4,438)
Investment in capitalized software for internal use	(1,249)	(1,693)
Proceeds from sale of property and equipment	400	—
Proceeds from sale of investment	239	185
Proceeds from disposition of a business	—	1,799

Net cash flow from investing activities	(15,754)	(66,335)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(15,577)	(15,492)
Proceeds from exercise of stock options	829	1,115
Excess tax benefits from the exercise of stock options	46	43

Net cash flow from financing activities	(14,702)	(14,334)

NET CHANGE IN CASH AND CASH EQUIVALENTS	58,682	10,178
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	134,896	114,483

CASH AND CASH EQUIVALENTS, END OF PERIOD	$193,578	$124,661

ManTech International Corporation

Stuart Davis, (703) 218-8269

stuart.davis@mantech.com

ManTech-F